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                                   Exhibit 99

UGI CORPORATION
Contact:   Robert W. Krick                       For Release:  January 31, 2001
           610-337-1000, ext. 3141                             Immediate


UGI'S AMERIGAS UNIT TO ACQUIRE NISOURCE INC.'S COLUMBIA PROPANE,
CREATES LARGEST RETAIL MARKETER

VALLEY FORGE, Pa., January 31 --UGI Corp. (NYSE: UGI), announced that its propane operating unit, AmeriGas Partners, L. P. (NYSE: APU), has signed a definitive agreement to acquire the retail propane distribution businesses of Columbia Energy Group, a NiSource Company (NYSE: NI), for approximately $208 million. The combination will create the nation's largest retail propane marketer, distributing more than one billion retail gallons from over 700 locations. The Columbia businesses currently comprise the fifth largest retail marketer in the country, selling over 307 million gallons annually from 186 locations in 29 states.

Lon R. Greenberg, chairman of UGI said, "We are excited about the opportunities the acquisition of Columbia Propane presents. For many years, one of our strategic goals has been to grow through the acquisition of both small and large propane marketers. Given our track record of successfully integrating large distributors, we are confident that we will be able to achieve our financial goals for this acquisition."

"We expect the financial results of Columbia to be accretive to earnings in the first full fiscal year of our ownership," continued Greenberg. He said the purchase, including transaction costs, would be financed with approximately $163 million of debt and approximately $53 million of AmeriGas partnership common units to be issued to Columbia Energy.

Eugene V. N. Bissell, chief executive officer of AmeriGas, said, "The Columbia operations will add density to our existing business and, at the same time, provide us with opportunities to penetrate new markets. We are pleased to have capitalized on this opportunity to add significantly to our nationwide platform for growth. Columbia also complements our extensive logistical network."

"We believe this transaction will not only enhance our ability to serve customers, but also present additional opportunities for the employees of both companies," added Bissell. "The Columbia employees are well respected in the industry and we look forward to welcoming the over 1,600 people of Columbia into the AmeriGas family. We have created a detailed plan to integrate the Columbia operations with AmeriGas with minimal disruption to the workforce," concluded Bissell.

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In May 2000, Columbia Energy Group announced its intention to exit the propane distribution business because it was not consistent with its long term strategy. Subsequent to the announcement, Columbia Energy was acquired by NiSource in November 2000. The transaction is subject to customary conditions, including regulatory approval, and is expected to close in February.

UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 55% of AmeriGas Partners, L. P. (NYSE: APU), one of the nation's largest retail propane marketers.

Comprehensive information about UGI is available on the Internet at HTTP://WWW.UGICORP.COM.

This press release contains certain forward-looking statements which management believes to be reasonable as of today's date only. Actual results may differ significantly because of risks and uncertainties which are difficult to predict and many of which are beyond management's control. You should read UGI's or the Partnership's 2000 Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, price volatility and availability of propane, and the ability to effectively integrate the operations of Columbia Propane and achieve cost-saving efficiencies. UGI and the Partnership undertake no obligation to release revisions to their forward-looking statements to reflect events or circumstances occurring after today.

C-03                               ###                                   1/31/01